Exhibit 10.5

FORM OF

STOCK OPTION AWARD AGREEMENT

UNDER THE UNITED BANKSHARES, INC.

2025 EQUITY INCENTIVE PLAN

Name of Grantee: [GRANTEE NAME]

No. of Stock Options: [# OPTIONS]

Type of Options: [Incentive Stock Option][Non-statutory Stock Option]

Grant Date: [GRANT DATE]

Exercise Price: [EXERCISE PRICE]

Expiration Date: [EXPIRATION DATE]1

Pursuant to the United Bankshares, Inc. 2025 Equity Incentive Plan (the “Plan”), United Bankshares, Inc. (the “Company”) hereby grants the number of stock options listed above (the “Award”) to the grantee named above (the “Grantee”). Each stock option (a “Stock Option”) will entitle the Grantee to purchase one share of the Company’s common stock, par value $2.50 per share (a “Share”), subject to the terms set forth in this Award Agreement. Capitalized terms used but not defined in this Award Agreement will have the meaning specified in the Plan.

1. Vesting of Stock Options. [One-fourth][______] of the Stock Options subject to the Award will become vested and exercisable on [each of the [first], [second], [third] and [fourth] anniversaries of the Grant Date][______] ([each, a][the] “Vesting Date”) [subject to the achievement of the performance goals set forth in Appendix A hereto and] so long as the Grantee remains continuously employed with the Company Group through the [applicable] Vesting Date[; provided that any fractional Stock Option that may be eligible to vest on each of the [first] [three] Vesting Dates will be rounded down to the nearest whole Stock Option]. Subject to Paragraph 3 of this Award Agreement, the Grantee will forfeit any unvested Stock Options if the Grantee does not remain continuously employed with the Company Group from the Grant Date through the [applicable] Vesting Date.

2. Exercise of Stock Options. The Grantee may exercise the Stock Options that become vested and exercisable by giving written notice to the Company in substantially the form typically used by the Company specifying the number of Shares to be acquired and providing payment of the full purchase price therefor in cash[,] [or] by certified or official bank check[, by personal check][, in Shares (based on the Fair Market Value as of the exercise date)][, through any combination of the foregoing][, or through cashless exercise]. Except as provided in Paragraph 3 of this Award Agreement, such Stock Options may not be exercised unless the Grantee is employed with the Company Group on the exercise date and remains continuously employed with the Company Group from the Grant Date through the exercise date.

[1]

Note to Draft: Not to exceed the ten-year anniversary of the Grant Date (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, the five-year anniversary of the Grant Date).

3. Vesting and Exercise in the Event of a Qualifying Termination of Employment.

(a) [Death. If the Grantee’s employment with the Company Group is terminated due to the Grantee’s death, [all] of the unvested Stock Options will become [fully] vested as of the termination date and [all] of the vested Stock Options will remain exercisable until [the earlier of (i) the [three (3)-month][twelve (12)-month][______] anniversary of the termination date and (ii)]2 the Expiration Date.]

(b) [Disability. If the Grantee’s employment with the Company Group is terminated due to Disability, [all] of the unvested Stock Options will become [fully] vested as of the termination date and [all] of the vested Stock Options will remain exercisable until the earlier of (i) the [three (3)-month][twelve (12)-month][______]3 anniversary of the termination date and (ii) the Expiration Date.]

(c) [Without Cause. If the Grantee’s employment with the Company Group is terminated by the Company Group without Cause, [all] of the unvested Stock Options will become [fully] vested as of the termination date and [all] of the vested Stock Options will remain exercisable until the earlier of (i) the [three (3)-month][______]4 anniversary of the termination date and (ii) the Expiration Date.]

(d) [For Good Reason. If the Grantee’s employment with the Company Group is terminated by the Grantee for Good Reason, [all] of the unvested Stock Options will become [fully] vested as of the termination date and [all] of the vested Stock Options will remain exercisable until the earlier of (i) the [three (3)-month][______]5 anniversary of the termination date and (ii) the Expiration Date.]

(e) [Retirement. If the Grantee’s employment with the Company Group is terminated by the Grantee on or after the date the Grantee achieves Retirement Eligibility and the Grantee provides at least [ninety (90)][______] days’ written notice of termination to the Company’s [Chief Human Resources Officer], [all] of the unvested Stock Options will become [fully] vested as of the termination date and [all] of the vested Stock Options will remain exercisable until the earlier of (i) the [three (3)-month][______]6 anniversary of the termination date and (ii) the Expiration Date.]

[2]	Note to Draft: In the case of an Incentive Stock Option, may provide for exercisability through the end of the term in the event of death.
[3]	Note to Draft: In the case of an Incentive Stock Option, may provide for exercisability for up to 12 months post-termination in the event of disability.
[4]	Note to Draft: In the case of an Incentive Stock Option, may provide for exercisability for up to 3 months post-termination.
[5]	Note to Draft: In the case of an Incentive Stock Option, may provide for exercisability for up to 3 months post-termination.
[6]	Note to Draft: In the case of an Incentive Stock Option, may provide for exercisability for up to 3 months post-termination.

(f) Change in Control. In accordance with Section 3.6.1 of the Plan, if the Grantee’s employment with the Company Group is terminated by the Company Group or any successor entity thereto without Cause or by the Grantee for Good Reason, in either case, on or within two years after a Change in Control (a “Qualifying Change in Control Termination”), all of the unvested Stock Options will vest as of the termination date and [all] of the vested Stock Options will remain exercisable until the earlier of (i) the [three (3)-month][______]7 anniversary of the termination date and (ii) the Expiration Date.

(g) [Cause. If Cause exists at the time the Grantee’s employment with the Company Group is terminated, the provisions of Paragraph 3[(a)]–[(f)] of this Award Agreement will not apply and the Grantee will forfeit any unvested Stock Options.]

(h) [Condition to Vesting. As a condition to the vesting and exercisability of Stock Options as set forth in the provisions of Paragraph 3[(a)]–[(f)] of this Award Agreement, the Grantee (or the Grantee’s beneficiary, legal representative or estate, as the case may be, in the event of the Grantee’s death) must execute and not revoke a separation and general release agreement in substantially the form typically used by the Company, which may include restrictive covenants and must become effective within sixty (60) days after the termination date.]

(i) Definitions. For purposes of this Award Agreement:

(i) [“Disability” has the meaning set forth in the Company’s long-term disability plan.]

(ii) [“Cause” has the meaning set forth in the Plan, unless another definition is set forth in a [change in control] agreement between the Grantee and the Company Group, in which case the definition in such agreement will apply.]

(iii) [“Good Reason” has the meaning set forth in the Plan, unless another definition is set forth in a [change in control] agreement between the Grantee and the Company Group, in which case the definition in such agreement will apply.]

(iv) [“Retirement Eligibility” means the Grantee is at least [65] years old with at least [five] years of [continuous] service with the Company Group.]

[7]	Note to Draft: In the case of an Incentive Stock Option, may provide for exercisability for up to 3 months post-termination.

4. Shareholder Rights. The Grantee will have no rights of a shareholder with respect to any Shares underlying the Stock Options unless and until such Shares have been purchased and delivered in accordance with this Award Agreement.

5. [Holding Period. From the date Shares are purchased and delivered in accordance with this Award Agreement to the first anniversary thereof, [no][______] Shares delivered pursuant to this Award Agreement, except in the case of Stock Options vesting as set forth in Paragraph 3[(a)] or [(b)] of this Award Agreement, may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and the Grantee agrees that the Company may place no-transfer restrictions on [the][such] Shares during such period.]

6. [Restrictive Covenants. The Grantee may be required to enter into a restrictive covenant agreement with the Company Group in connection with the grant of the Award and as a condition to its effectiveness.]

7. Additional Provisions.

(a) Incorporation of Plan. This Award Agreement will be subject to and governed by all of the terms and conditions of the Plan, including, but not limited to, the clawback provisions set forth in Section 3.13 of the Plan, the provisions regarding Section 409A set forth in Section 3.15 of the Plan and the dispute resolution provisions set forth in Section 3.17 of the Plan. By the Grantee’s execution of this Award Agreement, the Grantee acknowledges having received a copy of the Plan.

(b) Tax Withholding. In accordance with Section 3.2 of the Plan, [as a condition to the delivery of any Shares pursuant to this Award Agreement, or]8 in connection with any [other] event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to the Award (including, without limitation, the Federal Insurance Contributions Act tax), (i) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the Grantee whether or not pursuant to the Plan (including Shares otherwise deliverable), (ii) the Committee may require that the Grantee remit cash to the Company (through payroll deduction or otherwise), or (iii) the Company may enter into any other suitable arrangements to withhold, in each case in the Company’s discretion, the amounts of such taxes to be withheld based on the individual tax rates applicable to the Grantee.

(c) Data Consent. By accepting the Award, the Grantee consents to the collection and processing of personal data related to the Grantee so that the Company Group can fulfill its obligations and exercise its rights under the Plan and generally administer and manage the Plan and the Award. This data will include, but may not be limited to: data about the Grantee’s participation in the Plan; data about Awards and Shares offered to, received by or purchased by the Grantee pursuant to the Plan; and other financial and personal data about the Grantee related to participation in the Plan.

[8]	Note to Draft: The Grantee does not incur tax on the exercise of Incentive Stock Options.

(d) Entire Agreement. This Award Agreement and the Plan contain the entire agreement of the parties relating to the subject matter hereof and supersede any prior agreements or understandings with respect thereto.

(e) No Right to Continued Employment or Future Awards. In accordance with Section 3.7 of the Plan, the Award does not confer upon the Grantee any right to continued Employment with the Company Group. In addition, the Award does not confer upon the Grantee any right to future Awards.

UNITED BANKSHARES, INC.

By:
Name:
Title:

By executing this Award Agreement, the Grantee hereby agrees to all of the terms and conditions set forth herein and in the Plan.

Dated:
Grantee

APPENDIX A